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                                                                  EXHIBIT (A)(4)

                               AVICI SYSTEMS INC.
                              101 Billerica Avenue
                           North Billerica, MA 01862

                                October   , 2001

Dear Employee Option Holder:

   On behalf of Avici Systems Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options granted under the Company's 2000 Stock Option and Incentive Plan, as amended (the "2000 Plan") and the Company's 1997 Stock Incentive Plan, as amended (the "1997 Plan" and together with the 2000 Plan, the "Plans") with an exercise price of more than $5.00 (the "Options") for both (i) unvested shares of restricted common stock (the "Restricted Stock") and (ii) new options (the "New Options") the Company will grant under the 2000 Plan. All capitalized terms used in this letter that are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's Offer to Exchange dated October 1, 2001.

   The Offer expired at 12:00 midnight, Eastern time, on October 29, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Tendered Options
exercisable for a total of [      ] shares of Common Stock and canceled all
such Options. The Company has accepted for exchange and canceled the number of Options tendered by you as set forth on Annex A attached to this letter.

   In accordance with the terms and subject to the conditions of the Offer, you will receive the number of shares of Restricted Stock and the New Options exercisable for the number of shares of Common Stock set forth on Annex A attached to this letter in exchange for the Options tendered by you and accepted by the Company for exchange, as adjusted for any stock splits, stock dividends and similar events.

   In accordance with the terms of the Offer, the Company currently expects to grant to you the Restricted Stock on or about November 1, 2001. The Restricted Stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a restricted stock agreement to be entered into between you and the Company. The Company's grant of Restricted Stock to you, your ability to receive shares of Restricted Stock upon their vesting and your ability to exercise shareholder rights associated with your Restricted Stock are conditioned upon and subject to your execution and return of the restricted stock agreement and related documents. You will not be required to pay for the shares of Restricted Stock granted to you. Your consideration for the shares of Restricted Stock will be in the form of the Options you tendered. However, there are tax consequences associated with the grant and the vesting of shares of Restricted Stock as described in the Offer to Exchange.

   In accordance with the terms of the Offer, the Company currently expects to grant to you the New Options on or about May 1, 2002. At that time, as described in the Offer to Exchange, you will receive a new option agreement to be entered into between you and the Company. The per share exercise price of the New Options will equal 100% of the fair market value of the Common Stock on the date the Company grants the New Options, as determined by the last reported sale price of the Common Stock on the Nasdaq National Market on such date or as otherwise determined by the Board of Directors. The New Options will be non-statutory stock options and will not qualify as incentive stock options for U.S. federal income tax purposes, even if your tendered options qualified as incentive stock options.

   In accordance with the terms of the Offer, if you are not an employee of the Company or one of its subsidiaries from the date you tender Options through the date the Restricted Stock is granted or the date the Restricted Stock vests, you will not receive any shares of Restricted Stock or any other consideration for your Tendered Options. To the extent shares of Restricted Stock vest while you remain an employee of the Company
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or one of its subsidiaries, such shares of Restricted Stock are yours to keep even after your employment ends. If you are not an employee of the Company or one of its subsidiaries through the date of grant of the New Options, you will not receive a New Options for your Tendered Options.

   If you have any questions about the offer, please contact Diane Brown by telephone: (978) 964-2074, facsimile: (978) 964-2650 or email:
dbrown@avici.com.

                                          Sincerely,

                                          Paul F. Brauneis
                                          Chief Financial Officer and
                                          Senior Vice President of Finance and
                                           Administration

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                                                                         Annex A

[Name of Option Holder]

   Number of Option Shares Subject to    Exercise Price of Tendered Option
  Tendered Option Accepted for Exchange        Accepted for Exchange       Date of Acceptance of Tender
  -------------------------------------  --------------------------------- ----------------------------

Number of Shares of Restricted Stock to be Granted to You: ____________

Number of Shares Subject to New Options to be Granted to You: _________

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